Exhibit 23-A

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-159137-99 on Form S-3 and 333-25261-99, 333-73041-99, 333-73075-99 and 333-136841-99 on Form S-8 of our report dated February 29, 2012, relating to the consolidated financial statements of Otter Tail Corporation and its subsidiaries (the “Company”), and the effectiveness of the Otter Tail Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Otter Tail Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 29, 2012